Brownstein Hyatt Farber Schreck, LLP
702.382.2101 main
100 North City Parkway, Suite 1600
Las Vegas, Nevada 89106

February 19, 2026

Gemini Space Station, Inc.
600 Third Avenue, 2nd Floor
New York, NY 10016

To the addressee set forth above:

We have acted as local Nevada counsel to Gemini Space Station, Inc., a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of an additional (i) 5,872,802 shares (the "Incentive Plan Shares") of the Company's Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), issuable under the Gemini Space Station, Inc. 2025 Omnibus Incentive Plan (the "Incentive Plan"), and (ii) 1,174,560 shares (together with the Incentive Plan Shares, the "Shares") of Class A Common Stock issuable under the Gemini Space Station, Inc. 2025 Employee Stock Purchase Plan (together with the Incentive Plan, the "Plans"). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the registration of the Shares as contemplated by the Plans and as described in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinion expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner contemplated by the Plans and as presently proposed in the Registration Statement.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Plans, (iii) the articles of incorporation and bylaws of the Company, each as amended to date, and (iv) such other agreements, instruments, corporate records (including resolutions of the board of directors and any committee thereof) and other documents, or forms thereof, as we have deemed necessary or appropriate, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) each natural person executing a document has or will have sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iii) all corporate records made

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Gemini Space Station, Inc. February 19, 2026 Page 2 available to us by the Company, and all public records we have reviewed, are accurate and complete; and (iv) aber any issuance of Shares, the total number of issued and outstanding shares of Class A Common Stock, together with the total number of shares of Class A Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any plans, agreements or arrangements, or otherwise, including pursuant to the Plans, will not exceed the total number of shares of Class A Common Stock then authorized under the Company’s ar]cles of incorpora]on. We are qualified to prac]ce law in the State of Nevada. The opinion set forth herein is expressly limited to, and based exclusively on, the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdic]on. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authoriza]ons or approvals as may be required by, any federal laws, rules or regula]ons, including, without limita]on, any federal securi]es laws, rules or regula]ons or any state securi]es or “blue sky” laws, rules or regula]ons. Based on the foregoing and in reliance thereon, and having regard to legal considera]ons and other informa]on that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, if, when and to the extent issued in accordance with all applicable terms and condi]ons set forth in the relevant Plan and in exchange for the considera]on required thereunder, and as described in the Registra]on Statement, such Shares will be validly issued, fully paid and non-assessable. The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion le^er. In delivering this opinion le^er to you, we disclaim any obliga]on to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts aber the filing of this opinion le^er as an exhibit to the Registra]on Statement. No opinion is offered or implied as to any ma^er, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein. We hereby consent to the filing of this opinion le^er as an exhibit to the Registra]on Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Sec]on 7 of the Act or the rules and regula]ons of the Commission promulgated thereunder. Very truly yours, /s/ Brownstein Hya^ Farber Schreck, LLP